Exhibit 99-b

BellSouth Reports Third Quarter Earnings

•	Improving Cingular margins contribute to BellSouth results
•	Strong DSL net customer additions
•	$2 billion share repurchase program

ATLANTA – BellSouth Corporation (NYSE: BLS) announced third quarter 2005 earnings per share (EPS) from continuing operations of 44 cents compared to 43 cents in the second quarter of 2005 and 46 cents in the third quarter of 2004. Normalizing items in the third quarter of 2005 consisted of Hurricane Katrina-related costs, wireless merger integration costs, and a gain from the sale of an investment. Normalized EPS from continuing operations was 46 cents, flat compared to the second quarter of 2005 and a 3 cent decline compared to the third quarter of 2004.

“Results for the quarter remained strong despite extraordinary challenges we faced with Hurricane Katrina,” said Duane Ackerman, Chairman and Chief Executive Officer. “Our employees demonstrated tremendous commitment to serve our customers. At the same time, we maintained focus on the key growth areas of our business, delivering solid revenue performance and continued customer growth from broadband and wireless services.”

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth’s 40 percent proportionate share of Cingular’s revenues and expenses. Cingular completed its acquisition of AT&T Wireless on Oct. 26, 2004. Results prior to the acquisition date have not been restated.

For the third quarter of 2005, normalized revenue was $8.49 billion. Normalized revenue for the quarter was down slightly compared to the second quarter of 2005. Billing credits related to Hurricane Katrina reduced normalized revenues by $63 million. Operating income and net income were essentially flat compared to the second quarter of 2005, reflecting continued improvement in the wireless business that offset pressures in wireline services. Year-over-year, third quarter 2005 normalized revenue was up compared to $6.76 billion in the third quarter of 2004. Third quarter normalized net income was $845 million, a $48 million decrease compared to the same quarter of the previous year due to a decline in earnings from the Communications Group and financing costs associated with the acquisition of AT&T Wireless partially offset by higher earnings from Cingular.

Reported Results from Continuing Operations

For the third quarter of 2005, BellSouth’s consolidated reported revenue from continuing operations totaled $5.07 billion, a slight decrease compared to the same quarter of 2004. Income from continuing operations was $817 million compared to $852 million in the same quarter of the previous year. Reported results for the quarter include the financial impacts of two significant events. During the quarter, the Company recognized a $228 million after-tax gain from the sale of its share in Cellcom, a cellular communications operator in Israel. In addition to the negative impact of hurricane-related billing credits, the Company also incurred $200 million of incremental expense and asset impairments, net of taxes, associated with damage from Hurricane Katrina.

On Sept. 6, 2005, BellSouth made an initial estimate of the future cost for network restoration, including capital and expense, of $400 million to $600 million. The company continues with damage assessments as we gain access to all areas. This estimate is subject to many uncertainties, the most significant of which include completion of physical surveys, the government’s specific plans for reconstruction of the City of New Orleans and the resulting impact on our network design.

Operating free cash flow (defined as net cash provided by operating activities less capital expenditures) was $1.2 billion for the third quarter of 2005. Capital expenditures for the third quarter of 2005 were $886 million. During the quarter, the Company received $625 million in proceeds from the sale of Cellcom, $949 million in proceeds from loan repayments from Cingular and paid down approximately $700 million in debt. The dividend for the third quarter was 29 cents per share or $1.16 per share annualized. Reflecting management’s confidence in generating operating free cash flow and increasing distributions from Cingular, the Company will allocate a portion of future cash flow for share repurchase. The board of directors authorized the repurchase of up to $2 billion of common stock through the end of 2007.

Communications Group

In the third quarter of 2005, Communications Group revenue was $4.59 billion, a slight decline compared to the same quarter of 2004. Billing credits to customers in the areas hardest-hit by Hurricane Katrina reduced revenue by $44 million. Revenue growth from long distance, DSL and small business services effectively offset revenue declines from residential access line loss and large business services. Third quarter operating margin was 22.3 percent compared to 25.0 percent for the full year of 2004.

The success of BellSouth’s new simplified pricing for BellSouth® FastAccess® DSL drove strong subscriber growth in the third quarter of 2005. During the quarter, BellSouth added 205,000 net DSL customers and now serves nearly 2.7 million customers with broadband DSL service. The company’s gross adds significantly improved, demonstrating continued growth in market demand for broadband services. Sequentially, DSL average revenue per user (ARPU) remained steady at nearly $40. For the third quarter, network data revenue, which includes revenue from DSL services, was $1.17 billion.

BellSouth continued penetrating its customer base with incremental services and now serves approximately 7.0 million mass-market long distance customers. The Company added 222,000 net mass-market long distance customers during the third quarter of 2005 to reach 56 percent penetration of its mass-market customer base. During the third quarter, 66,000 customers added DIRECTV® service to their communications packages, reaching a total of more than 460,000. For convenience and simplicity, customers can combine DSL, long distance, DIRECTV® and Cingular Wireless with the BellSouth Answers® bundle. At quarter-end, BellSouth had 4.9 million BellSouth Answers® residential customers, which is a 42 percent penetration of the company’s retail residential access lines.

As of Sept. 30, 2005, total access lines were 20.4 million, down 354,000 compared to June 30, 2005. The Company estimates approximately 40,000 of this decline is attributable to disconnections associated with Hurricane Katrina. The remaining access line loss was driven by wireless substitution and cable telephony providers in residential markets. Residential retail access lines were down 181,000. In contrast, business retail access lines grew 37,000 lines with positive results in both small and large business segments. UNE-P (Unbundled Network Elements-Platform) access lines resold by BellSouth competitors were down 228,000 compared to June 30, 2005.

Cingular Wireless

In the third quarter, Cingular Wireless delivered balanced results driven by improved margins and progress on merger initiatives, positively impacting BellSouth’s earnings. Cingular had gross additions of 4.4 million and net additions of 867,000 bringing its nationwide customer base to 52.3 million customers at quarter-end. Total churn was 2.3 percent, a 10 basis point sequential increase reflecting seasonal patterns and a relatively high number of contract expirations in the quarter.

Cingular’s reported revenue was $8.7 billion, which is a 6.2 percent increase compared to pro forma revenue in the same quarter a year ago. Credits issued to customers in the areas affected by Hurricane Katrina reduced Cingular’s reported revenue by $31 million.

Cingular’s normalized service margin from operating income before depreciation and amortization (OIBDA) was 31.6 percent, 270 basis points higher than the second quarter of 2005. This increase demonstrates the company’s continued progress on merger integration initiatives. Cingular’s proportion of BellSouth’s operating margin before depreciation and amortization expanded from 21 percent in the fourth quarter of 2004 to 31 percent in the third quarter of 2005. With Cingular representing 41 percent of BellSouth’s normalized revenue and a growing percentage of its profit, continued margin growth at Cingular will have a compounding affect on BellSouth’s profitability.

ARPU was $49.65, a decline of 5.2 percent from pro forma ARPU in the same quarter a year ago. Data service ARPU continued its strong growth reaching $4.33 driven by increasing market demand for text messaging, mobile e-mail, downloadable ringtones, games and photo messaging.

Network integration and UMTS deployment are progressing. GSM migration is moving toward completion with 93 percent of MOUs carried on Cingular’s GSM network.

Cingular has now converted 6 million former AT&T Wireless subscribers to new Cingular plans. UMTS deployment is on schedule for 15 to 20 markets before the end of 2005. UMTS will provide simultaneous voice and data and is expected to have the fastest average speeds in the industry.

Advertising & Publishing

In the third quarter of 2005, Advertising & Publishing revenue was $509 million, an increase of 2.2 percent compared to the same quarter of the previous year. Adjusted for hurricane-related revenue credits, revenue growth was 3.6 percent. Growth in this business is driven by rapidly increasing online advertising and other new print services. Operating margins remained strong at 45.8 percent. Segment net income was $146 million, up $5 million compared to the third quarter of 2004.

Normalizing Items

In the third quarter of 2005, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

		3Q05	3Q04	2Q05
GAAP Diluted EPS – Income from continuing operations		$0.44	$0.46	$0.43
Hurricane-related expenses:		$0.11	$0.01
Asset impairment	$0.06
Uncollectibles	$0.01
Restoration	$0.04
Wireless merger integration costs		$0.03	$0.01	$0.02
Gain on sale of Cellcom		($0.12)
Debt extinguishment costs				$0.01
Normalized Diluted EPS – Income from continuing operations (1)		$0.46	$0.49	$0.46

(1) 3Q04 does not sum due to rounding

Hurricane-related expenses – Represents third quarter 2005 Hurricane Katrina-related charges of $200 million after-tax and consists of asset impairment charges (based on preliminary damage assessments), incremental labor and material costs related to service restoration and network repairs, and incremental uncollectible expense. These expenses are comprised of charges related to BellSouth’s wireline business and its 40 percent share of Cingular Wireless. Third quarter 2004 charges represent incremental labor and material costs in the wireline business due to Hurricanes Charley, Frances, Ivan and Jeanne.

Wireless merger integration costs – Represents BellSouth’s 40 percent share of tax-effected wireless merger integration costs of $240 million incurred during the third quarter of 2005 in connection with the Cingular/ AT&T Wireless merger. Integration costs include one-time cash outlays or specified non-cash charges, including accelerated depreciation directly related to rationalization of the wireless network, sales distribution channels, the workforce, information technology systems and real estate.

Gain on sale of Cellcom – Gain related to sale of Cellcom, a cellular communications operator in Israel.

Debt extinguishment costs – Represents one-time expenses associated with the early extinguishment of $300 million of long-term debt in the second quarter of 2005.

Communications Group

Communications Group revenues were down slightly in the third quarter of 2005, decreasing 0.6 percent compared to the same period last year and 0.8 percent sequentially. Billing credits for customers in the hardest hit areas of Hurricane Katrina negatively affected revenues by $44 million. The credit applied to approximately 660,000 retail and wholesale lines. Adjusting for these credits, Communications Group revenues grew 0.3 percent versus the same quarter last year and 0.2 percent sequentially. Year-over-year revenue growth in InterLATA long distance, DSL and Small Business services more than offset lower revenues from residential access line loss and Large Business services. Data revenue grew 1.9 percent and voice revenue increased slightly. Other revenue declined $67 million due to lower revenues from wholesale long distance and payphone services.

Consumer revenue grew 0.7 percent year-over-year as growth in long distance and DSL revenue more than compensated for a decline in core voice revenue. Wireless and broadband substitution continued to negatively impact Consumer lines, resulting in a 4.0 percent year-over-year decline in retail residential access lines. Adjusting for Hurricane Katrina billing credits, Consumer revenue increased 1.8 percent compared to the third quarter of last year.

Successful customer reacquisition and retention programs and continued growth in DSL and long distance revenues drove a 6.9 percent increase in Small Business revenue compared to the same quarter in 2004. The business unit added more than 33,000 access lines during the third quarter. This marks the tenth consecutive quarter of year-over-year revenue growth and the fifth consecutive quarter of access line growth for Small Business. Small Business revenue increased 8.4 percent versus the same quarter last year when adjusting for Hurricane Katrina credits.

[Graphic inserted here

Communications Group Revenues

(in billions)

3Q04 - $4.6

4Q04 - $4.6

1Q05 - $4.6

2Q05 - $4.6

3Q05 - $4.6]

Revenue for BellSouth’s Large Business unit fell 3.2 percent in the third quarter compared to the same period last year. Price and volume pressures in core voice and data services continued to overshadow revenue growth in complex long distance services. Large Business gained nearly 2,000 access lines in the third quarter, a marked improvement from average line losses of 25,000 in each of the previous four quarters. Although not necessarily indicative of a change in trend, the improvement provides a new data point for the Large Business segment. Excluding the impact of Hurricane Katrina billing credits, Large Business revenue declined 2.1 percent compared to third quarter of 2004.

Wholesale revenue decreased 1.6 percent, or 1.1 percent adjusted for Katrina credits, compared to the prior year third quarter. Lower UNE-P revenue and a decrease in revenue from transport services sold to inter-exchange carriers more than offset growth in wireless transport. Also contributing was a decrease in revenue from continued declines in the wholesale aggregation of dial-up ISP traffic. UNE-P lines dropped 228,000 during the third quarter versus a decline of 236,000 in the second quarter of 2005.

Voice Revenue and Access Lines Details

Communications Group voice revenue grew 0.5 percent year-over-year as InterLATA long distance revenue growth offset lower revenue from retail core voice services. InterLATA long distance voice revenue increased approximately 25 percent compared to the prior year third quarter and totaled more than $386 million.

At the end of the third quarter, total access lines were 20.4 million, down 5.2 percent compared to the third quarter of 2004. Access lines continued to be negatively impacted by wireless and broadband substitution and losses to cable providers. BellSouth lost 142,000 retail access lines and 228,000 UNE-P lines in the third quarter. The Company estimates that approximately 40,000 lines disconnected as a result of Hurricane Katrina. In addition, there are approximately 100,000 to 140,000 lines in New Orleans and along the Gulf Coast that may be subject to customer “extended displacement” due to damage in the area (e.g., flooded areas in New Orleans). As of the end of the third quarter, these customers had not yet reported a disconnect of service and are still included in our access line base. Revenue credits issued during the third quarter as well as credits the Company will issue during the fourth quarter include this group of access lines. On a positive note, there are some signs of inward movement activity for customers relocating within our markets and businesses migrating to New Orleans to participate in reconstruction.

Total retail lines declined 2.7 percent compared to the third quarter of 2004 resulting from a 4.0 percent decline in retail residential lines. Retail business lines were positive year-over-year, increasing 0.6 percent from the third quarter of 2004. Small Business has added more than 103,000 access lines this year, which more than compensated for the year-to-date declines in Large Business lines from continued demand pressures and migration to data services. As expected, UNE-P lines have been impacted by the regulatory sunset, decreasing 669,000 compared to the third quarter of last year. BellSouth’s Consumer unit continues to reacquire approximately 50 percent of all UNE-P disconnects.

[Graphic inserted here

Small Business Net Access Line

Change (in thousands)

YTD 2003 – (26)

YTD 2004 – 3

YTD 2005 – 103]

Broadband and Data Services

While ARPU remained stable, new simplified pricing and attractive promotions drove strong DSL net subscriber additions of 205,000 in the third quarter, up 65.3 percent sequentially and 53.0 percent from the same quarter last year. Net subscriber additions to BellSouth’s two highest-speed DSL products made up 60 percent of total DSL net customers additions in the third quarter. The DSL customer base has grown to more than 2.6 million subscribers, an increase of 43.1 percent from the previous year’s third quarter. Robust customer growth raised DSL penetration to 17.1 percent of qualified lines and 13.8 percent of retail (ISDN-adjusted) switched access lines.

In late July, BellSouth announced more straightforward consumer broadband pricing which reduced the number of BellSouth® FastAccess® DSL price points from 21 to 3. New residential customers can order FastAccess® DSL Lite for $24.95 per month, FastAccess® DSL Ultra for $32.95 per month or FastAccess® DSL Xtreme for $42.95 per month. These changes resulted in significant improvement in third quarter gross additions, reflecting continued growth in market demand for broadband services.

In addition to pricing changes in the third quarter, new promotions contributed to robust BellSouth® FastAccess® DSL subscriber growth and a more balanced mix of customers. New residential customers of any BellSouth® FastAccess® DSL speed product could receive a free MP3 player plus three months of membership to Napster’s digital music service. New customers who purchased one of the two highest-speed FastAccess DSL services could choose between an MP3 player with three months of Napster or a digital camera. Customers who placed their order online were eligible to receive a free modem or router after rebate. This promotion drove a marked increase in the number of customers ordering DSL service through BellSouth’s lower-cost online distribution channel.

In late July, the Company launched a value-added service – BellSouth® Internet® Security – to its broadband portfolio. The suite of products features a host of security applications designed to help keep residential and small business customers safe while online and to keep their PCs free of spyware, viruses and tracking cookies. For as little as $2.99 per month, BellSouth® FastAccess® DSL customers can add top-ranked security applications combined into one easy-to-use program fully supported by BellSouth that includes necessary updates like virus file definitions and product enhancements.

BellSouth continues to look for ways to enhance our broadband customer experience. The Company plans a limited launch of a new high-speed broadband service in the fourth quarter of 2005, which will deliver downstream connection speeds of up to 6 megabits. In mid-October, BellSouth and Yahoo! Inc. announced a strategic alliance to provide co-branded broadband service to BellSouth® FastAccess® DSL subscribers throughout BellSouth’s nine-state operating region. Beginning in late 2006, this new co-branded service will be provided, at no additional charge, to all new BellSouth residential broadband subscribers on all tiers of service. Existing customers can opt-in to the service. Consumers can enjoy a full range of Yahoo!’s leading tools and services through the co-branded offering including a powerful customized browsing environment, personalized broadband homepage, premium e-mail, a suite of digital photo features, compelling broadband content and more.

[Graphic inserted here

DSL Net Subscriber Additions

(in thousands)

3Q04 – 134

4Q04 – 224

1Q05 – 253

2Q05 – 124

3Q05 – 205]

Network data revenue totaled more than $1.1 billion in the third quarter, an increase of 1.9 percent compared to the same period in 2004. Katrina-related billing credits had some impact on the growth. Retail data revenue grew 7.5 percent compared to the third quarter of 2004 due to growth in BellSouth® FastAccess® DSL and complex long distance services. DSL revenue increased more than 16 percent year-over-year to total almost $305 million. Complex long distance data revenue growth of $15 million from the prior year third quarter also contributed to the increase in retail data revenues. Year-over-year, network data revenue growth was pressured by a wholesale data revenue decline of 5.0 percent in the third quarter. Increased revenue from wireless carriers was offset by lower revenues from data transport services sold to inter-exchange carriers and continued declines in the wholesale aggregation of dial-up ISP traffic. Third quarter network data revenues represented 13.7 percent of total BellSouth normalized revenues and 25.4 percent of Communications Group revenues.

Packages

BellSouth Answers® gives customers the opportunity to tailor their communications and entertainment packages by combining local calling plans with long distance, Internet, Cingular Wireless services and digital satellite television service from DIRECTV®. The Company had nearly 4.9 million Answers customers at the end of the third quarter, reflecting an increase of 20.2 percent compared to the same period in 2004. Retail primary line penetration of BellSouth Answers® packages increased to 42 percent at the end of the third quarter compared to 34 percent in the same quarter of the previous year. BellSouth Answers® ARPU for the quarter was more than $65. Nearly 40 percent of BellSouth Answers® customers have two or more affiliate services – such as long distance, Cingular Wireless, DSL or dial-up Internet – compared to 30 percent in the third quarter of 2004. The Company also continued to increase penetration of DIRECTV® service. During the third quarter, an additional 66,000 customers added DIRECTV® service to their communications packages including both new sales and “opt-ins.” More than 460,000 customers now have DIRECTV® in their package.

Long Distance

At the end of the third quarter, BellSouth’s mass-market long distance subscriber base totaled nearly 7.0 million, a year-over-year increase of more than 23 percent. The Company added 222,000 subscribers to its long distance plans during the quarter. Long distance penetration of mass market customers increased to 55.6 percent, representing 55.1 percent of primary residential access lines and 59.9 percent of BellSouth’s mass-market small business accounts. In the third quarter, BellSouth achieved 50 percent mass-market penetration in all nine states in our region. Year-to-date churn improved 60 basis points from the same period in 2004. Mass-market long distance revenues totaled $350 million for the third quarter and $1.0 billion year-to-date. Mass market long distance ARPU has remained stable in the $17 range for the past eight quarters.

[Graphic inserted here

Long Distance Customers

(in thousands)

3Q04 – 5,663

4Q04 – 6,015*

1Q05 – 6,470*

2Q05 – 6,771*

3Q05 – 6,993*

*Does not include toll block customers]

Complex long distance revenue totaled more than $79 million for the third quarter, an increase of 38.6 percent year-over-year and 5.3 percent from the second quarter. For the first nine months of 2005, revenue from complex long distance services has increased more than 50 percent over the same period last year.

Technology Update

As BellSouth transforms from a narrowband voice company to a broadband services company, the Company continues to extend fiber deeper into its network. Almost 50 percent of BellSouth households are served by a combination of fiber and short copper loops (less than 5,000 feet), and approximately half of our 44,000 remote terminals are fed with fiber. At the end of the third quarter, BellSouth had more than 5.6 million miles of fiber, a more than 12 percent increase from one year ago, and had deployed fiber-to-the-curb (FTTC) facilities to more than 1.1 million homes. BellSouth is continuing to advance network capacity by adding new fiber-fed remote terminals, upgrading existing RTs to fiber-fed and laying additional fiber miles. Through September, the Company upgraded or added DSLAM capacity to more than 3,100 sites and was in the process of updating more than 1,300 copper fed sites with fiber. Nearly 300 copper fed sites have already been upgraded to fiber this year.

In October, BellSouth announced it signed an internetworking agreement with Sprint Nextel to enable seamless connectivity for BellSouth’s next generation data customers across both providers’ networks. The service is expected to launch in the first quarter of 2006 and will initially utilize BellSouth’s private IP backbone in the southeastern United States and Sprint’s network in other regions to link businesses with multiple locations. BellSouth’s nationwide data solution will utilize the security and flexibility of MPLS (Multi-Protocol Label Switching) to allow internetworking of multiple access methods. Many businesses have the challenge of linking multiple office locations that are broadly distributed throughout the country to corporate resources. Each location often has specific network access requirements and, in the past, companies have had to self-integrate and manage these disparate networks across the organization. BellSouth’s nationwide service will provide a managed network-based solution regardless of customer network access method.

[Graphic inserted here

Network Fiber Miles

(in thousands)

3Q04 – 5,025

4Q04 – 5,163

1Q05 – 5,269

2Q05 – 5,426

3Q05 – 5,642]

Expenses and Margins

Communications Group operating margin was 22.3 percent compared to 26.2 percent in the third quarter of 2004. About 100 basis points of the year-over-year decline is due to the previously disclosed changes to accounting for other post-retirement benefits. The Katrina revenue credits impacted operating margin by 70 basis points. The remaining year-over-year decline was due to a shift in product mix, pricing pressures in our Large Business segment and costs for our broadband initiative. On a sequential basis, Communications Group operating margin declined 130 basis points due primarily to the billing credit for the hardest-hit Hurricane Katrina customers and higher levels of overtime related to non-Katrina weather events.

Capital expenditures for the Communications Group were approximately $878 million in the third quarter – $22 million of which was related to Hurricane Katrina. Depreciation and amortization expense increased 1.4 percent year-over-year.

Hurricane Katrina

Hurricane Katrina’s devastation presented many extraordinary challenges to our employees, our customers, our communities and our network. Throughout this effort,

BellSouth’s commitment to service remains strong as we help our customers through this difficult time.

BellSouth is making significant progress on its network restoration activities from Hurricane Katrina with out-of-state workers assisting those located in Louisiana and Mississippi. The devastation related to this storm is unprecedented in our history, requiring an equally unprecedented dedication of resources to return service to our customers. The Company has incurred over 300,000 incremental man-hours over the comparable period last year when we were restoring service after 4 storms. All working lines in the New Orleans area and Mississippi have access to 911 services and the majority of connections to wireless service providers have been restored. BellSouth launched a website located off of the company’s www.bellsouth.com homepage providing current restoration status information including residential repair intervals. For more details about Hurricane Katrina’s impact on access lines, see section titled “Voice Revenue and Access Line Details” on page 5 of Investor News.

Of the roughly 13,000 BellSouth employees in Louisiana, Mississippi and Alabama, approximately 6,500 of these were in the hardest hit areas of the storm. BellSouth provided affected employees and their families with necessities such as food, shelter, clothing, financial support and employee assistance programs. The Company and its employees raised relief funds that totaled more than $3.0 million. In addition, BellSouth issued more than 1,600 employee emergency loans totaling more than $3.6 million. BellSouth employees and retirees assembled and distributed disaster relief kits, and many employees staffed phone lines at the Emergency Response Center.

Regulatory

On August 5, 2005, the FCC reduced regulation of high-speed wireline broadband Internet access service by classifying it as an information service with a “transmission component.” Since the underlying broadband service is not a “telecommunications service,” it is not subject to normal telecommunications services regulations. The FCC also relieved the RBOCs of Computer Inquiry requirements for broadband Internet access service. This reduction in regulation is intended to give wireline broadband Internet access service parity with cable modem service and frees the RBOCs to compete head-to-head with cable’s Internet access services. The order was effective Oct. 17, 2005.

BellSouth continues to support telecom reform at the Federal level. A bill introduced by Senator John Ensign, R-Nev., would remove U.S. government regulation of all but basic services and move towards market-driven rules, including eliminating the need for video providers to obtain local franchises. It would prevent regulation of rates, terms or quality of any voluntary resale of broadband service, which is defined as anything above 64 kb/s. It would also prevent states from imposing requirements for interconnection or intercarrier compensation.

Cingular Wireless

Almost one year following the close of the purchase of AT&T Wireless, Cingular has made considerable progress with its operational and financial metrics. Compared to pro forma results in the third quarter of 2004, Cingular has:

•	Grown its customer base by 5 million;
•	Increased OIBDA margin by 300 bps;

•              Made significant progress integrating the operations and assets of AT&T Wireless.

At the end of the third quarter, Cingular Wireless, the nation’s largest wireless company, served 52.3 million customers or almost 18 percent of Cingular’s 294 million licensed POPs. Cingular’s brand presence and unmatched distribution network drove gross additions of 4.4 million in the third quarter. Net additions for the quarter totaled 867,000 – an increase of 7.3 percent compared to pro forma figures in the same period last year.

Cingular migrated 1.5 million former AT&T Wireless subscribers to new Cingular plans and customer support systems in the third quarter. Since the merger closed, Cingular has transferred almost 6 million subscribers to new Cingular plans and systems. Virtually all of these migrations were to plans that use Cingular’s more efficient GSM network. At the end of the quarter, 93 percent of the company’s total minutes were carried on its GSM network and 82 percent of its subscribers were equipped with a GSM handset. Through roaming alliances with other GSM-based providers around the world, Cingular provides coverage in nearly 180 countries, more than any other U.S. carrier.

[Graphic inserted here

Cingular Subscribers by Technology

(in millions)

GSM Subscribers; TDMA Subscribers; Total Subscribers

3Q04 – 26.9; 20.3; 47.2

4Q04 – 31.9; 17.2; 49.1

1Q05 – 36.3; 14.0; 50.3

2Q05 – 40.1; 11.3; 51.4

3Q05 – 42.9; 9.4; 52.3]

Cingular’s total churn for the quarter was 2.3 percent, 10 basis points higher than last quarter. Postpaid churn in the third quarter was 2.0 percent, an increase of 20 basis points sequentially. Increased contract expirations due to the approach of the anniversary of local number portability and normal seasonal pressures contributed to the rise in postpaid churn.

Service Revenue was flat sequentially in the third quarter to $7.7 billion. Year-over-year, Service Revenue was up 4.3 percent when measuring results on a pro forma basis. Compared with the same quarter last year, service revenue benefited from an increase in Cingular’s subscriber base and was partially offset by declining Average Revenue per

User (ARPU). Total revenue increased 1.6 percent sequentially and 6.2 percent compared to pro forma results in the year-ago quarter to $8.7 billion. Credits issued to customers in the areas affected by Hurricane Katrina reduced Cingular’s reported revenue by $31 million.

Cingular’s ARPU declined 5.2 percent year-over-year on a pro forma basis and 1.7 percent compared to the second quarter of 2005. Most of the ARPU decline sequentially and year-over-year was due to an increasing number of Cingular customers purchasing popular FamilyTalk and Rollover packages and national rate plans. Seasonal roaming revenue in the second quarter also accounted for some of the sequential decrease in ARPU. Total service ARPU was $0.20 higher when adjusting for Hurricane Katrina credits issued to Cingular customers during the second quarter of 2005.

Data ARPU rose 4.1 percent sequentially to $4.33. Since the end of 2004, Data ARPU has increased approximately 50 percent as Cingular’s customers increasingly purchased monthly and a la carte data services. At the end of the quarter, Cingular had 22 million active users of its many data services, up 29 percent compared to the fourth quarter of 2004.

[Graphic inserted here

Cingular Normalized OIBDA

Service Margin

4Q04 – 23.4%

1Q05 – 25.5%

2Q05 – 28.9%

3Q05 – 31.6%]

Cingular Wireless’ OIBDA (Operating Income before Depreciation and Amortization) service revenue margins, normalized for integration costs and expenses directly attributable to Hurricane Katrina, increased 270 basis points sequentially to 31.6 percent. Year-over-year, normalized OIBDA service margin increased 300 basis points on a pro forma basis. Lower per-customer acquisition cost was the primary driver of the third quarter cash margin improvement. Customer service and back-office synergies through reduced employee costs and best practice adoption also contributed to Cingular’s margin expansion. Normalized results for Cingular exclude $149 million in total direct merger integration costs during the period.

With the planning and design phase complete, Cingular’s integration of the network assets of the former AT&T Wireless reached full execution mode in the third quarter of 2005. Cingular will integrate 30 of 63 overlapping GSM markets by year-end. Cingular has already completed 30 of the 47 redundant TDMA market turndowns with the remaining sites rationalized by the end of 2005 – giving the company a single TDMA network across its territory.

Cingular has also made considerable progress on its channel consolidation customer support strategies. Cingular is on track to close 470 retail locations net of new builds by year-end 2005 representing an 18 percent decline compared to the number of locations at the end of 2004. Customer service efficiency is also improving as complexity is reduced and self-service tools are adopted by Cingular’s customers. Since the beginning of the year, the number of customers per full-time equivalent employee is down 28 percent and customer call-in rates are down 20 percent over the same period.

Cingular announced several initiatives in the third quarter to make its wireless service more entertaining and more accessible. On Sept. 7, Cingular announced it would offer another exclusive handset to its customers – the Motorola ROKR. The ROKR is the first wireless phone with Apple’s iTunes®, enabling music lovers to transfer their favorite songs to their mobile phone.

Cingular also broadened its sales reach with the announcement of two distribution agreements. In August, the company announced a 10-year agreement with RadioShack Corp. that will give Cingular more than 5,000 new sales outlets across the United States. An agreement with Musicland Group added 400 new retail locations nationwide and allows Cingular to sell its GoPhone® prepaid product in Sam Goody and Media Play stores beginning this month.

Cingular is still on track to launch UMTS/HSDPA in 15 to 20 markets by the end of 2005. UMTS with HSDPA provides superior speeds for data and video services, and it delivers outstanding operating efficiencies, using the same spectrum and infrastructure for voice and data. Dallas, Phoenix, and Seattle recently became Cingular’s first markets upgraded to HSDPA.

Advertising & Publishing

BellSouth’s Advertising & Publishing segment continued its steady growth in the third quarter. Total revenue was up 2.2 percent to $509 million compared to the same period in 2004. Excluding the effects of Hurricane Katrina, total revenue growth would have been 3.6 percent relative to the third quarter of 2004. Advertising & Publishing’s year-over-year revenue growth was driven primarily by fast-growing online directory and search engine marketing offerings. Traditional print also contributed to higher revenues, as companion directories drove year-over-year growth in the core publishing business. BellSouth rolled out its first companion directory in July 2003. BellSouth’s RealSearchSM online product has performed particularly well, growing product revenue over 135 percent compared to the same period last year. RealSearchSM gives businesses an easy way to buy and track their search engine marketing. Seasonal fluctuations for commission revenue accounted for the sequential decline in revenues.

[Graphic inserted here

Advertising & Publishing Revenue

(year-over-year change)

3Q04 – (1.4)%

4Q04 – 1.1%

1Q05 – 1.9%

2Q05 – 3.9%

3Q05 – 2.2%*

*Growth of 3.6% adjusted for Hurricane Katrina billing credits]

Operating income increased 1.7 percent to $233 million compared to the same period last year as growth in revenue more than offset higher manufacturing, distribution and healthcare costs. Sequentially, operating income declined 4.9 percent due to seasonally lower commission revenue partially offset by lower production costs.

BellSouth’s network of affiliated search engines covers more than 60 percent of the local search market and includes Google, Yahoo, InfoSpace, and most recently, AOL. As of September, the RealPages.com® network of partners exceeded 21 million searches per month for southeast advertisers and businesses. From 2004 to 2005, the RealPages.com® network has seen an 18 percent growth in searches for local advertisers.

Later this fall, YellowPages.comSM, the online joint venture between BellSouth and SBC Communications, will merge its website with BellSouth® RealPages.com® and SBC SmartPages.com® to form a single, easy to find site for advertisers and customers.

BellSouth will release fourth-quarter earnings on Wednesday, Jan. 25, 2006, at 8 a.m. (ET).

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation’s largest wireless voice and data provider with 52.3 million customers.

Backed by award winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth® RealPages.com® and The Real Yellow Pages®.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today’s global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; and (v) those factors contained in the Company’s periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company’s investor relations web site, www.bellsouth.com/investor.

For More Information Contact:

Jeff Battcher, Media Relations at 404-249-2793

BellSouth Investor Relations at 800-241-3419